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                                                                     EXHIBIT 11

            STATEMENT REGARDING COMPUTATION OF LOSS PER SHARE




                                                        YEAR ENDED                              NINE MONTHS ENDED
                                                        DECEMBER 31                               SEPTEMBER 30
                                        -------------------------------------------    ---------------------------------
                                             1994            1995         1996                1996             1997
                                                                                          (Unaudited)
HISTORICAL:
Weighted average
   common shares
   outstanding                                77,586         77,586         77,586                77,586         77,586

Net effect of dilutive stock options
   based on the
   treasury method                           476,712        476,712        476,712               476,712        476,712
                                         -----------     ----------    -----------           -----------    -----------
   Total                                     554,298        554,298        554,298               554,298        554,298

Net loss                                 $(1,287,772)   $(1,959,874)   $(5,577,688)          $<4,218,092>   $<3,304,416>
   Net income (loss) per
    common share                         $     (2.32)   $     (3.54)   $    (10.06)          $     (7.61)   $     (5.96)



                                                                             YEAR ENDED                NINE MONTHS ENDED
                                                                           DECEMBER 31, 1996           SEPTEMBER 30,1997
                                                                           -----------------          -------------------
PRO FORMA:
Weighted average common shares outstanding                                        77,586                     77,586
Weighted average preferred shares outstanding                                  6,758,094                  7,585,514
Net effect of dilutive stock options based on the treasury method                476,712                    476,712
                                                                             -----------                -----------
   Total                                                                       7,312,392                  8,139,812

Net income (loss)                                                            $(5,577,688)               $(3,304,416)
Pro forma net loss per share                                                 $      (.76)               $      (.41)
